November 18, 1993



          Mr. Ronald W. Forrest
          Alexander & Alexander Inc.
          1211 Avenue of the Americas
          New York, New York  10036

          Dear Ron:

          This letter sets forth the terms of your retirement from A&A and the consequent termination of your employment agreement with A.R. Stenhouse Reed Shaw & Partners Limited:

               - Your retirement will be effective as of the close of business on January 1, 1994. (Given the date of your retirement, you are likely to be included in the Proxy Statement for A&A's 1994 Annual Meeting of Stockholders.)

               -    You  will receive  a  full  pension from  the
                    Alexander  & Alexander  U.K. Pension  Scheme.
                    The   amount  of   such   pension  shall   be
                    calculated as follows:

                                          37  x  P
                                        ----
                                          60

                    where P equals the average of your 1991, 1992 and 1993 actual and notional U.K. salaries. You may elect to commute part of this pension for a lump sum payment which, together with the value of your own contributions, should not exceed the Inland Revenue maximum.

               - All restrictions on the 7,500 shares of Restricted Stock awarded to you on January
                    30, 1990 lapse upon your retirement and certificates for those shares will be released to you.

               - As of December 31, 1993, you will be vested in stock options covering 42,440 shares of A&A stock, which options will remain exercisable for 3 additional years (or their expiration date, if earlier).

               -    The Company will continue to provide you with
                    Health  Care   coverage  through   your  55th
                    birthday.

               - You may purchase your Company cars at their residual value as at 1st January 1994; if any such car is leased, you may assume the lease.

               - You will resign from all offices and directorships you hold in any A&A company or other business entity; a resignation letter is attached hereto for your approval and signature.

               - As stated in your letter to me dated October 28, 1993, you will honor your outstanding agreements with A&A concerning the solicitation of its clients and employees and the protection of its confidential information. A separate letter on this subject is attached hereto and incorporated herein.

          You agree to accept the pension and other arrangements referred to above in full and final settlement of any costs, claims, expenses or rights of action of any kind whatsoever and howsoever arising (whether under common law, statute, the law of England or of Scotland, the laws of the United States or of any state thereof or the laws of any other state or country in the world) which you have or may have against Alexander & Alexander Inc., Alexander & Alexander Services Inc., Alexander Stenhouse & Partners Limited or any other company in the group of companies of which any such company is a member ("Group Company") or any of its or their officers or employees and whether arising out of your Minute of Agreement dated 22nd October 1979 with A.R. Stenhouse Reed Shaw & Partners Limited (now known as Alexander Stenhouse & Partners Limited), the terms of your employment or secondment with Alexander & Alexander Inc. or any employment or secondment with any other office of Alexander & Alexander Services Inc. or any other Group Company or the termination of any such contract, secondment or employment or your resignation from any offices within any Group Company or otherwise.

          As you know, certain conditions of your early retirement, in particular, the calculation of your pension benefit, require the approval of A&A's Compensation & Benefits Committee. The Committee's approval was given on November 18, 1993.

          To indicate that the above terms correctly state our mutual understanding, please sign this letter in the space provided below.

          Very truly yours,




          db
          Att.


          Agreed:





          ----------------------------------------------------------
          Ronald W. Forrest

          Alexander & Alexander Inc.
          1211 Avenue of the Americas
          New York, New York  10036
          Telephone: 212 840-8500
          Direct Dial 212 444-4505
          Fax         212 444-4699


          Ronald W. Forrest
          Chairman and Chief Executive
           Officer

          PRIVATE AND CONFIDENTIAL
          ------------------------


          October 28, 1993



          Mr. Michael K. White
          President and Chief Operating Officer
          Alexander & Alexander Services Inc.
          1211 Avenue of the Americas
          New York, New York  10036

          Dear Mike:

          Thank you for your letter of October 21, 1993, and as I indicated in our meeting on Tuesday, October 26, I elect to accept early retirement on the terms you indicated. As we discussed, the most appropriate date would appear to be 1st January 1994, and I am checking that there are no adverse tax ramifications which might affect that timing.

          I reconfirmed that in consideration of the early retirement terms that I would be prepared to honor the "noncompete" agreement currently in force, although as I expect, at some point, to resume work in the industry, I am unwilling to accept any additional constraints on my activities.

          You also raised the question of my signing a release from my employment contract. Again, I am quite prepared to do so when the pension provisions are fully confirmed and in place. I think it appropriate to take legal advice when the "release" is submitted to me and presume that A&A will meet the costs involved.

          Kind regards,


          RWF:CW

                                       Alexander & Alexander Services Inc.
                                       1211 Avenue of the Americas
                                       New York, New York  10036
                                       Telephone: 212 840-8500

                                       Mr. Michael K. White
                                       President and Chief Operating Officer


          November 18, 1993



          Mr. Ronald W. Forrest
          Alexander & Alexander Inc.
          1211 Avenue of the Americas
          New York, New York  10036

          Dear Ron:

          Thank  you for your  commitment, stated in  your letter  to me of
          October  28,  1993,   to  comply  with  your   pre-existing  post
          termination restrictive covenants.  Those are as follows:

               - An agreement between you and Alexander & Alexander Services Inc. dated July 31, 1989 covering confidentiality of information and solicitation of clients and employees and having a term of 2 years from the termination of your employment; and

               - Clause Seventh and Eighth of an agreement between you and A.R. Stenhouse Reed Shaw & Partners Limited (now Alexander Stenhouse & Partners Ltd.) dated 22nd October 1979 covering confidentiality of information and solicitation of clients and having a term of 3 years from the termination of your employment.

          Copies of both documents are attached hereto for your reference.

          Very truly yours,




          db
          Att.